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                                                                   Exhibit 13(a)


                               PURCHASE AGREEMENT


                  U.S.T. Master Tax-Exempt Funds, Inc. (the "Fund"), a Maryland corporation, and Shearson Lehman Brothers Inc.
("Shearson"), a Delaware corporation, hereby agree with each other as follows:

                  1. The Fund hereby offers Shearson and Shearson hereby purchases 90,000 shares of Class A Common Stock (par value $.001 per share) of the Fund (the "Class A Shares") at a price of $1.00 per share, 625 shares of Class B Common Stock (par value $.001 per share) at a price of $1.00 per share and 625 shares of Class C Common Stock (par value $.001 per share) of the Fund at a price of $8.00 per share; Shearson hereby acknowledges receipt of one certificate representing the Class A Shares, one certificate representing the Class B Shares and one certificate representing the Class C Shares (the "Shares"), and the Fund hereby acknowledges receipt from Shearson of funds in the amount of $100,000 in full payment for the Shares.

                  2. Shearson represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. Shearson agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Fund begins its investment activities, Shearson will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Shearson or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.
                                      -1-

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                  IN WITNESS  WHEREOF,  the parties  hereto have executed this
Agreement as of the 6th day of February, 1985.


(SEAL)                                      U.S.T. MASTER TAX-EXEMPT FUNDS, INC.

Attest:


/s/ W. Bruce McConnel, III                    By: /s/ Karen A.G. Loud
--------------------------------                  ------------------------
(SEAL)                                        SHEARSON LEHMAN BROTHERS INC.

Attest:


/s/ W. Bruce McConnel, III                    By: /s/ William B. Blundin
--------------------------------                  ------------------------

                                      -2-